Exhibit 99.1

Contact:
Andrew Burns
Director of Investor Relations
Columbia Sportswear Company
(503) 985-4112
aburns@columbia.com

COLUMBIA SPORTSWEAR COMPANY
REPORTS RECORD THIRD QUARTER AND YEAR-TO-DATE 2018 FINANCIAL RESULTS;
RAISES FULL YEAR 2018 FINANCIAL OUTLOOK; PROVIDES PRELIMINARY 2019 COMMENTARY

Throughout this press release, references to non-GAAP financial measures in the third quarter of 2018 exclude $6.9 million in net sales, gross profit and selling, general and administrative ("SG&A") expenses associated with adoption of Accounting Standards Codification - ASC 606 (hereinafter referred to as the "new revenue accounting standard"), a $4.3 million benefit from a recovery in connection with an insurance claim ($3.3 million net of tax), $1.5 million in incremental provisional tax expense related to the Tax Cuts and Jobs Act ("TCJA") and $1.2 million in Project CONNECT expenses ($0.9 million net of tax). References to non-GAAP financial measures in the third quarter of 2017 exclude $3.3 million in Project CONNECT expenses ($2.1 million net of tax). References to non-GAAP financial measures for the first nine months of 2018 exclude $22.7 million in net sales, gross profit and SG&A expenses associated with adoption of the new revenue accounting standard, $14.1 million in Project CONNECT program expenses and discrete costs ($10.7 million net of tax), a $4.3 million benefit from a recovery in connection with an insurance claim ($3.3 million net of tax) and $2.7 million in incremental provisional income tax expense related to the TCJA. References to non-GAAP financial measures in year-to-date 2017 results exclude $8.6 million in Project CONNECT program expenses and discrete costs ($5.5 million net of tax).

Third Quarter and Year-to-Date 2018 Highlights:

•	Third quarter reported net sales increased 6 percent (7 percent constant-currency) to a record $795.8 million.

•	Third quarter reported operating income increased 5 percent to $129.1 million, representing 16.2 percent of net sales.

•	Third quarter reported net income increased 14 percent to a record $100.2 million, or $1.42 per diluted share.

•	Year-to-date reported net sales increased 12 percent (10 percent constant-currency) to a record $1,884.7 million.

•	Year-to-date reported net income increased 38 percent to a record $155.0 million, or $2.19 per diluted share.

•	Inventories increased 10 percent to $617.2 million.

•	Cash and short-term investments totaled $451.5 million at September 30, 2018.

•	In October 2018, the board of directors approved a 9 percent increase in the company's regular quarterly dividend to $0.24 per share.

Third Quarter and Year-to-Date 2018 Non-GAAP Highlights:

•	Non-GAAP third quarter net sales increased 6 percent to $788.9 million.

•	Non-GAAP third quarter operating income was essentially flat at $126.0 million, representing 16.0 percent of net sales.

•	Non-GAAP third quarter net income increased 11 percent to $99.3 million, or $1.41 per diluted share.

•	Non-GAAP year-to-date net sales increased 10 percent (9 percent constant-currency) to $1,862.1 million.

•	Non-GAAP year-to-date net income increased 40 percent to $165.1 million, or $2.34 per diluted share.

Updated Full Year 2018 Financial Outlook Summary

Full Year 2018 (U.S. Dollar)
	GAAP	Non-GAAP*
Net sales growth	11.0% to 11.5%	9.5% to 10.0%
Gross margin expansion	up to 165 bps	up to 90 bps
SG&A expense deleverage	100 bps to 110 bps	25 bps to 35 bps
Licensing income	up to $16 million	up to $16 million
Income from operations	$308 to $312 million	$319 to $324 million
Operating margin	11.2% to 11.3%	11.8% to 11.9%
Effective income tax rate	approximately 22%**	approximately 22%**
Net income	$240 to $244 million	$252 to $255 million
Diluted earnings per share	$3.41 to $3.46	$3.57 to $3.62

* Our updated full year 2018 non-GAAP financial outlook excludes net sales and gross profit of approximately $40 million, with an offsetting increase in SG&A expenses of approximately $40 million associated with the new revenue accounting standard, Project CONNECT program expenses and discrete costs of approximately $16 million, $12 million net of tax, or $0.17 per diluted share (prior $19 million, $15 million net of tax, or $0.21 per diluted share) as well as an insurance claim recovery benefit of $4 million, $3 million net of tax, or $0.04 per diluted share.

** Our updated full year 2018 financial outlook anticipates an estimated full-year effective income tax rate of approximately 22 percent, which may be affected by further refinement of our 2017 provisional TCJA estimates, as well as changes in our geographic mix of pre-tax income and other discrete events that may occur during the year. In the first nine months of 2018, we incurred $2.7 million, or $0.04 per diluted share, in incremental provisional income tax expense related to the TCJA.

For more information on our non-GAAP financial measures and a reconciliation of GAAP to non-GAAP measures, please refer to the "Supplemental Financial Information" tables provided in this press release.

PORTLAND, Ore. - October 25, 2018 - Columbia Sportswear Company (NASDAQ: COLM) today announced net sales of $795.8 million for the quarter ended September 30, 2018, an increase of 6 percent (7 percent constant-currency), compared with net sales of $747.4 million for the third quarter of 2017. Non-GAAP net sales of $788.9 million increased 6 percent. Third quarter 2018 net income increased 14 percent to $100.2 million, or $1.42 per diluted share, compared to third quarter 2017 net income of $87.7 million, or $1.25 per diluted share. Non-GAAP third quarter 2018 net income increased 11 percent to $99.3 million, or $1.41 per diluted share, compared with non-GAAP third quarter 2017 net income of $89.8 million, or $1.28 per diluted share.

Through the first nine months of 2018, net sales grew $194.6 million, or 12 percent (10 percent constant-currency), to $1,884.7 million, compared to $1,690.1 million for the same period in 2017. Non-GAAP net sales through the first nine months of 2018 grew $172.0 million, or 10 percent (9 percent constant-currency), to $1,862.1 million, compared to $1,690.1 million for the same period in 2017. Year-to-date net income increased 38 percent to $155.0 million, or $2.19 per diluted share, compared to $112.2 million, or $1.59 per diluted share, for the same period in 2017. Year-to-date 2018 non-GAAP net income increased 40 percent to $165.1 million, or $2.34 per diluted share, compared to $117.7 million, or $1.67 per diluted share, for the same period in 2017.

President and Chief Executive Officer Tim Boyle commented, "As we celebrate our company's 80th anniversary, I’m delighted to mark this milestone with the strongest quarterly and year-to-date results in our company’s history. While this reflects broad momentum across our brand portfolio and regions, it is exciting to see the Columbia brand U.S. business leading the way. Our robust direct-to-consumer performance, across both our brick & mortar and e-commerce channels, is a testament to brand strength and demonstrates that consumers are responding positively to our innovative product line. In wholesale, the positive momentum we experienced with our Spring 2018 assortment has continued with excellent early season sell-through of our Fall 2018 product line. With better than expected quarterly and record year-to-date results, we are pleased to increase our full year outlook."

"These results and updated outlook demonstrate that our shift to become a more brand-led and consumer-focused organization is working. Our powerful balance sheet, with $451 million in cash and short-term investments, and no long-term debt, provides the flexibility to invest in our growth initiatives as our major markets continue to evolve. It is from this position of strength and confidence that we are investing in our four strategic priorities to:

•	drive brand awareness and sales growth through increased, focused demand creation investments;

•	enhance consumer experience and digital capabilities in all our channels and geographies;

•	expand and improve global direct-to-consumer operations with supporting processes and systems; and

•	invest in our people and optimize our organization across our portfolio of brands."

"We have very strong momentum heading into the important holiday sales season and look forward to updating investors on fourth quarter results when we report next February."
Third Quarter 2018 Financial Results
(All comparisons are between third quarter of 2018 and third quarter of 2017, unless otherwise noted).

Net Sales

Third quarter 2018 consolidated net sales increased 6 percent (7 percent constant-currency) to $795.8 million. Non-GAAP net sales increased 6 percent to $788.9 million.

Geographies (See "Geographical Net Sales" table below)

•
U.S. net sales increased 9 percent, attributable to low-20 percent growth in direct-to-consumer ("DTC") and low-single-digit percent growth in wholesale. The company operated 135 U.S. retail stores at September 30, 2018 compared with 127 at the same time last year.

•
Reported Latin America Asia Pacific ("LAAP") net sales decreased 4 percent (3 percent decrease constant-currency). LAAP non-GAAP net sales decreased 9 percent driven by declines in our LAAP distributor business and China, partially offset by growth in Japan and Korea.

•	Europe Middle East and Africa ("EMEA") net sales increased 15 percent, led by high-teens percent Europe-direct growth while EMEA distributors net sales were flat.

•	Canada net sales were flat (3 percent increase constant-currency), reflecting strong DTC net sales performance and flat wholesale net sales.

Brands (See "Brand Net Sales" table below)

•	Columbia brand net sales increased 7 percent (8 percent constant-currency) to $640.9 million.

•	SOREL brand net sales increased 12 percent (13 percent constant-currency) to $91.2 million.

•	prAna brand net sales increased 8 percent to $39.9 million.

•	Mountain Hardwear brand net sales decreased 22 percent (21 percent decrease constant-currency) to $23.0 million.

Product Categories (See "Product Category Net Sales" table below)

•	Apparel, Accessories and Equipment net sales increased 6 percent (7 percent constant-currency) to $617.6 million.

•	Footwear net sales increased 6 percent (7 percent constant-currency) to $178.2 million.

Channels (See "Channel Net Sales" table below)

•	Wholesale net sales were essentially flat (1 percent increase constant-currency) at $544.8 million.

•	DTC net sales increased 23 percent to $251.0 million.

Profitability
Third quarter 2018 operating income of $129.1 million, or 16.2 percent of net sales, increased 5 percent compared to operating income of $122.9 million, or 16.4 percent of net sales, in the third quarter of 2017. Non-GAAP third quarter 2018 operating income of $126.0 million, or 16.0 percent of net sales, was essentially flat compared to non-GAAP operating income of $126.2 million, or 16.9 percent of net sales, in the third quarter of 2017.
Third quarter 2018 net income increased to $100.2 million, or $1.42 per diluted share, a 14 percent increase compared to net income of $87.7 million, or $1.25 per diluted share, in the third quarter of 2017. Non-GAAP third quarter net income of $99.3 million, or $1.41 per diluted share, increased 11 percent compared to non-GAAP net income of $89.8 million, or $1.28 per diluted share, in the third quarter of 2017.

Taxes

Third quarter 2018 income tax expense was $30.0 million, resulting in an effective income tax rate of 22.7 percent compared to an income tax expense of $32.7 million, or 26.4 percent, in the third quarter of 2017. Our effective tax rate decreased compared to the prior year primarily due to the change in the U.S. federal tax rate for the current year.

Non-GAAP income tax expense was $27.8 million, resulting in an effective income tax rate of 21.5 percent, compared to a non-GAAP income tax expense of $33.9 million, or 26.7 percent, for the same period last year.

Balance Sheet

At September 30, 2018, cash and short-term investments totaled $451.5 million, compared to $430.3 million at September 30, 2017. In addition to cash and short-term investments, the company had $14.0 million in restricted cash as of September 30, 2018, related to consideration placed in escrow as a portion of the funds needed to complete the buyout of the remaining 40 percent non-controlling interest in the company's China joint venture in early 2019.
Consolidated inventories increased 10 percent to $617.2 million at September 30, 2018 compared to $558.6 million at September 30, 2017, including a $16.0 million decrease due to a balance sheet reclassification of the estimated cost of inventory associated with sales returns into prepaid and other current assets under the new revenue accounting standard. Excluding the impact of this classification change, consolidated inventories increased 13 percent compared to September 30, 2017.

Year-to-Date Cash Flow, Share Repurchases and Dividends

Net cash used in operating activities for the first nine months of 2018 was $98.1 million, compared to $12.4 million used in the first nine months of 2017.

Capital expenditures totaled $45.2 million in the first nine months of 2018, compared to $41.8 million for the same period last year.
Through the nine months ended September 30, 2018, the company repurchased 1,260,186 shares of common stock for $107.2 million, or $85.08 per share, and paid $46.2 million in dividends to shareholders and $20.0 million in dividends to the non-controlling interest in our China joint venture.

At September 30, 2018, approximately $230.7 million remained available under the current stock repurchase authorization, which does not obligate the company to acquire any specific number of shares or to acquire shares over any specified period of time.

The board of directors authorized a 9 percent increase in the company's regular quarterly cash dividend to $0.24 per share, payable on November 29, 2018 to shareholders of record on November 15, 2018.

Updated Full Year 2018 Financial Outlook

All projections related to anticipated future results are forward-looking in nature and are subject to risks and uncertainties which may cause actual results to differ, perhaps materially. Projections are predicated on normal seasonal weather globally. In addition, our updated full year 2018 financial outlook assumes that current macroeconomic and market conditions in key markets do not worsen.

The company's annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal profitability pattern weighted toward the second half of the year.

The company currently expects 2018 net sales growth of approximately 11.0 to 11.5 percent (prior 9.0 to 10.5 percent), compared with 2017 net sales of $2.47 billion. The company expects non-GAAP net sales growth of approximately 9.5 to 10.0 percent (prior 7.5 to 9.0 percent) which excludes approximately $40 million in net sales associated with the new revenue accounting standard.

The company expects full year 2018 gross margin to improve by up to 165 basis points (prior up to 140 basis points) and non-GAAP gross margin to improve by up to 90 basis points (prior up to 60 basis points), excluding approximately $40 million of benefit to gross profit associated with the new revenue accounting standard.

The company expects SG&A expenses to increase at a rate faster than net sales, resulting in approximately 100 to 110 basis points of SG&A expense deleverage (prior 120 to 140 basis points), and non-GAAP SG&A expense deleverage of approximately 25 to 35 basis points (prior 20 to 40 basis points), excluding approximately $40 million in SG&A expenses associated with the new revenue accounting standard, approximately $16 million (prior $19 million) in Project CONNECT program expenses and discrete costs and a $4 million benefit from a recovery in connection with an insurance claim.

Based on the above assumptions, the company expects 2018 operating income between approximately $308 million and $312 million (prior between $286 million and $295 million), and non-GAAP operating income between approximately $319 million and $324 million (prior between $306 million and $315 million), resulting in operating margin between approximately 11.2 and 11.3 percent (prior between 10.6 and 10.8 percent), and non-GAAP operating margin between approximately 11.8 and 11.9 percent (prior between 11.5 and 11.7 percent).

The changes in revenue and expense classification associated with the new revenue accounting standard are expected to have an approximately 20 basis point negative effect on reported operating margin rate for 2018, but no effect on reported operating income.

The company expects an estimated full-year effective income tax rate of approximately 22 percent. The tax rate may be affected by further refinement of the company's 2017 TCJA provisional estimates as well as changes in the company's geographic mix of pre-tax income and other discrete events that may occur during the year.

The company expects 2018 net income between approximately $240 million and $244 million (prior between $223 million and $230 million), and non-GAAP net income between approximately $252 million and $255 million (prior between $239 million and $246 million), or diluted earnings per share between approximately $3.41 and $3.46 (prior between $3.15 and $3.25), and non-GAAP diluted earnings per share between $3.57 and $3.62 (prior between $3.37 and $3.47).

With respect to our 2018 financial outlook, non-GAAP financial measures exclude net sales of approximately $40 million, with an offsetting increase in SG&A expenses of approximately $40 million associated with the new revenue accounting standard, as well as Project CONNECT program expenses and discrete costs of approximately $16 million, $12 million net of tax, or $0.17 per diluted share (prior $19 million, $15 million net of tax, or $0.21 per diluted share) and a $4 million, $3 million net of tax, or $0.04 per diluted share, benefit from a recovery in connection with an insurance claim. In the first nine months of 2018, we incurred $2.7 million, or $0.04 per diluted share, in incremental provisional income tax expense related to the TCJA.

Preliminary 2019 Commentary

Our initial 2019 commentary assumes normal weather conditions, current foreign currency exchange rates and no significant changes to the current macro-economic, geopolitical or competitive environment. Additionally, this financial outlook assumes no additional tariffs beyond those that have been announced and are scheduled to be implemented. These and other factors present a material risk to results if conditions change.

In light of our better than expected growth in 2018, the meaningful financial value capture related to Project CONNECT, and ongoing decisions to significantly invest in our strategic growth priorities, the company is providing limited commentary regarding current planning efforts for 2019.

•	The company is currently planning high-single-digit percent net sales growth for 2019, compared to our expected 2018 reported GAAP net sales; and

•	low-double-digit percent net income growth for 2019, compared to our expected 2018 non-GAAP net income.

Based on favorable initial Fall 2018 sell-through, advance wholesale and distributor orders for the Spring 2019 season, early feedback from customers regarding our Fall 2019 product line, and plans for continued growth in our global DTC businesses, we currently believe we can achieve high-single-digit percent net sales growth in 2019, compared to expected 2018 GAAP net sales.

We continue to expect meaningful financial value capture related to Project CONNECT in 2019. These financial benefits will be most evident in our planned gross margin and enable us to continue significantly investing in the business to support our strategic priorities.

It is also important to note that once we conclude the buyout of the remaining 40 percent non-controlling interest in our China joint venture, which is expected to occur in early 2019, we will no longer record a non-controlling interest share of net income. This non-controlling minority interest share of net income was $7.2 million in 2017 and $6.6 million in the first nine months of 2018.

We will provide additional 2019 guidance detail when we announce financial results for the fourth quarter and full year 2018, currently scheduled for February 7, 2019.

CFO's Commentary on Third Quarter and Year-to-Date 2018 Financial Results, Updated Full Year 2018 Financial Outlook, and Preliminary 2019 Commentary Available Online

At approximately 4:15 p.m. ET today, a commentary by Jim Swanson, Senior Vice President and Chief Financial Officer, reviewing the company's third quarter and year-to-date 2018 financial results, updated full year 2018 financial outlook and preliminary 2019 commentary, will be furnished to the Securities and Exchange Commission (the "SEC") on Form 8-K and published on the company's website at http://investor.columbia.com/results.cfm. Analysts and investors are encouraged to review this commentary prior to participating in the conference call.

Conference Call

The company will host a conference call at 5:00 p.m. ET today to review its third quarter and year-to-date 2018 financial results, updated full year 2018 financial outlook, and preliminary 2019 commentary. Dial (877) 407-9205 to participate. The call will also be webcast live on the investor relations section of the company's website at http://investor.columbia.com.

Fourth Quarter 2018 Reporting Schedule

Columbia Sportswear Company plans to report fourth quarter and year-to-date 2018 financial results on Thursday, February 7, 2019 at approximately 4:00 p.m. ET. Following issuance of the earnings release, a commentary reviewing the company's fourth quarter and year-to-date 2018 financial results will be furnished to the SEC on Form 8-K and published on the investor relations section of the company's website at http://investor.columbia.com/results.cfm. A public webcast of Columbia's earnings conference call will follow at 5:00 p.m. ET at www.investor.columbia.com.

Supplemental Financial Information

Since Columbia Sportswear Company is a global company, the comparability of its operating results reported in U.S. dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. dollar. To supplement financial information reported in accordance with GAAP, the company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into U.S. dollars. The company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP measures useful by reviewing our net sales results without the volatility in foreign currency exchange rates. This non-GAAP financial measure also facilitates management's internal comparisons to our historical net sales results and comparisons to competitors' net sales results.

Additionally, this document includes references to other non-GAAP financial measures that exclude increased net sales and gross profit, and offsetting increased SG&A expenses, associated with the new revenue accounting standard, a recovery in connection with an insurance claim and associated tax effects, program expenses, discrete costs and associated tax effects related to Project CONNECT and TCJA-related income tax expense. The related tax effects of the insurance claim recovery benefit and program expenses and discrete costs related to Project CONNECT were calculated using the respective statutory tax rates for applicable jurisdictions. Management believes that these non-GAAP financial measures enable useful and meaningful comparisons of our operating performance from period to period because they exclude the effects of the aforementioned items above that may not be indicative of our core operating results.

These non-GAAP financial measures, including constant-currency net sales, should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The company provides a reconciliation of non-GAAP measures to the most directly comparable financial measure calculated in accordance with GAAP. See "Supplemental Financial Information" tables included below. The non-GAAP financial measures and constant-currency information presented may not be comparable to similarly titled measures reported by other companies.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales and net sales growth, gross margin, operating expenses, licensing income, operating income, operating margins, net income, earnings per share, income tax rates and the effects of tax reform (including the TCJA), SG&A expenses, including deleverage and SG&A expenses associated with the new revenue accounting standard and Project CONNECT program expenses and discrete costs, projected growth or decline in specific geographies, channels, products, and brands, the effect of changes associated with the new revenue accounting standard on our financial results, expected broad based revenue growth, increased demand creation spending and continued investment in our strategic priorities, and our ability to adapt our business and realize the anticipated benefits of our investments in our strategic priorities, including Project CONNECT. Forward-looking statements often use words such as "will", "anticipate", "estimate", "expect", "should", "may" and other words and terms of similar meaning or reference future dates. The company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the company, including reports on Form 8-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: loss of key customer accounts; our ability to effectively implement IT infrastructure and business process initiatives and to maintain the strength and security of our IT systems; the effects of unseasonable weather, including global climate change; trends affecting consumer traffic and spending in DTC; our ability to implement our growth strategy; unfavorable economic conditions generally, the financial health of our customers and changes in the level of consumer spending, apparel preferences and fashion trends; changes in international, federal or state tax, labor and other laws and regulations that affect our business, including changes in corporate tax rates, tariffs, international trade policy, or increasing wage rates; the effects of the TCJA, including related changes to our tax obligations and effective tax rate in future periods, as well as future changes to related provisional tax expense recorded in 2017; volatility in global production and transportation costs and capacity; risks inherent in doing business in foreign markets, including fluctuations in currency exchange rates; our ability to attract and retain key personnel; risks associated with our joint venture, including the planned buyout of the non-controlling 40 percent interest in the joint venture; higher than expected rates of order cancellations; increased consolidation of our wholesale customers; our ability to effectively source and deliver our products to customers in a timely manner; our dependence on independent manufacturers and suppliers and our ability to source finished products and components at competitive prices from them; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism, cyber-attacks or military activities around the globe; our ability to establish and protect our intellectual property; the seasonality of our business; and our ability to develop innovative products. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

About Columbia Sportswear Company
Columbia Sportswear Company has assembled a portfolio of brands for active lives, making it a leader in the global active lifestyle apparel, footwear, accessories, and equipment industry. Founded in 1938 in Portland, Oregon, the company's brands are today sold in approximately 90 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hardwear®, SOREL® and prAna® brands. To learn more, please visit the company's websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.prana.com.

- Financial tables follow -

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,
	2018	2017
Current Assets:
Cash and cash equivalents	$182,175	$411,805
Restricted cash	13,970	—
Short-term investments	269,313	18,469
Accounts receivable, net(1)	552,442	466,852
Inventories(2)	617,194	558,558
Prepaid expenses and other current assets(2)	77,763	36,113
Total current assets	1,712,857	1,491,797

Property, plant, and equipment, net	284,744	285,582
Intangible assets, net	127,320	130,300
Goodwill	68,594	68,594
Deferred income taxes	68,913	98,062
Other non-current assets	36,911	26,479
Total assets	$2,299,339	$2,100,814

Current Liabilities:
Short-term borrowings	$8,311	$—
Accounts payable	237,344	190,634
Accrued liabilities(1)	255,682	170,909
Income taxes payable	8,247	22,921
Total current liabilities	509,584	384,464
Other long-term liabilities	46,056	47,129
Income taxes payable	62,090	10,647
Deferred income taxes	13	154
Total liabilities	617,743	442,394

Equity:
Columbia Sportswear Company shareholders' equity	1,665,365	1,629,292
Non-controlling interest	16,231	29,128
Total equity	1,681,596	1,658,420

Total liabilities and equity	$2,299,339	$2,100,814

(1) As of January 1, 2018, the company adopted a new revenue accounting standard, Accounting Standards Codification Topic 606 (ASC 606), which requires wholesale sales returns reserves, estimated chargebacks and markdowns, and other provisions for customer refunds to be presented as accrued liabilities on the balance sheet rather than netted within accounts receivable. As such, the September 30, 2018 accounts receivable and accrued liabilities balances include a gross-up of $59,921 reflecting this change.
(2) In conjunction with the adoption of ASC 606, the estimated cost of inventory associated with sales returns reserves is now presented within prepaid expenses and other current assets rather than Inventories. As a result, the September 30, 2018 balance sheet reflects a decrease of $16,012 in inventories and a directly offsetting increase of $16,012 in prepaid expenses and other current assets.

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net sales	$795,801	$747,367	$1,884,728	$1,690,064
Cost of sales	412,098	398,177	972,966	901,545
Gross profit	383,703	349,190	911,762	788,519
	48.2%	46.7%	48.4%	46.7%

Selling, general and administrative expenses	259,267	230,446	724,827	643,859
Net licensing income	4,708	4,143	11,279	8,947
Income from operations	129,144	122,887	198,214	153,607
Interest income, net	2,524	1,035	7,748	3,240
Interest expense on note payable to related party	—	—	—	(429)
Other non-operating income (expense), net	736	(104)	372	203
Income before income tax	132,404	123,818	206,334	156,621
Income tax expense	(30,029)	(32,716)	(44,735)	(37,950)
Net income	102,375	91,102	161,599	118,671
Net income attributable to non-controlling interest	2,223	3,378	6,603	6,476
Net income attributable to Columbia Sportswear Company	$100,152	$87,724	$154,996	$112,195

Earnings per share attributable to Columbia Sportswear Company:
Basic	$1.44	$1.26	$2.22	$1.61
Diluted	$1.42	$1.25	$2.19	$1.59
Weighted average shares outstanding:
Basic	69,589	69,815	69,895	69,698
Diluted	70,357	70,389	70,685	70,390

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities:
Net income	$161,599	$118,671
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	43,544	44,660
Loss on disposal and impairment of property, plant, and equipment	1,979	970
Deferred income taxes	2,103	3,871
Stock-based compensation	10,247	8,277
Changes in operating assets and liabilities:
Accounts receivable	(125,433)	(127,003)
Inventories	(188,544)	(56,576)
Prepaid expenses and other current assets	(7,968)	2,959
Other assets	(9,782)	1,567
Accounts payable	(14,263)	(30,716)
Accrued liabilities	38,193	1,595
Income taxes payable	(7,200)	15,063
Other liabilities	(2,541)	4,231
Net cash used in operating activities	(98,066)	(12,431)

Cash flows from investing activities:
Purchases of short-term investments	(426,278)	(50,697)
Sales of short-term investments	252,727	32,878
Capital expenditures	(45,189)	(41,791)
Proceeds from sale of property, plant, and equipment	18	239
Net cash used in investing activities	(218,722)	(59,371)

Cash flows from financing activities:
Proceeds from credit facilities	36,051	3,374
Repayments on credit facilities	(27,740)	(3,374)
Proceeds from issuance of common stock under employee stock plans	16,508	16,056
Tax payments related to restricted stock unit issuances	(4,221)	(3,585)
Repurchase of common stock	(107,222)	(35,542)
Cash dividends paid	(46,160)	(37,617)
Cash dividends paid to non-controlling interest	(19,949)	—
Payment of related party note payable	—	(14,236)
Net cash used in financing activities	(152,733)	(74,924)

Net effect of exchange rate changes on cash	(7,500)	7,142
Net decrease in cash, cash equivalents and restricted cash	(477,021)	(139,584)

Cash, cash equivalents and restricted cash, beginning of period	673,166	551,389
Cash, cash equivalents and restricted cash, end of period	$196,145	$411,805

Supplemental disclosures of non-cash investing and financing activities:
Capital expenditures incurred but not yet paid	$7,380	$3,682

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30, 2018
	GAAP Measures (As Reported)	Adjust for Project CONNECT Costs (1)	Adjust for Effects of ASC 606 (2)	Adjust for Effects of the TCJA (3)	Adjust for Effects of Insurance Recovery (4)	Non-GAAP Measures
Net sales	$795,801	$—	$(6,913)	$—	$—	$788,888
Cost of sales	412,098	—	—	—	—	412,098
Gross profit	383,703	—	(6,913)	—	—	376,790
Selling, general and administrative expenses	259,267	(1,190)	(6,913)	—	4,317	255,481
Net licensing income	4,708	—	—	—	—	4,708
Income from operations	129,144	1,190	—	—	(4,317)	126,017
Non-operating income, net	3,260	—	—	—	—	3,260
Income before income tax	132,404	1,190	—	—	(4,317)	129,277
Income tax expense	(30,029)	(283)	—	1,493	1,027	(27,792)
Net income	102,375	907	—	1,493	(3,290)	101,485
Net income attributable to non-controlling interest	2,223	—	—	—	—	2,223
Net income attributable to Columbia Sportswear Company	$100,152	$907	$—	$1,493	$(3,290)	$99,262
Earnings per share attributable to Columbia Sportswear Company:
Basic	$1.44					$1.43
Diluted	$1.42					$1.41
Weighted average shares outstanding:
Basic	69,589					69,589
Diluted	70,357					70,357

(1) Amounts reflect professional fees, severance and other program expenses related to Project CONNECT that the company believes are incremental to the company's ongoing operations. The related tax effects of these charges were calculated using the respective statutory tax rates for applicable jurisdictions.
(2) On January 1, 2018, the company adopted a new revenue accounting standard, ASC 606, which changes the presentation of fees paid to third parties in conjunction with certain concession-based retail arrangements. These fees have historically been recognized in net sales, and are now classified as a component of selling, general and administrative expenses. As such, the company's non-GAAP measures exclude the resulting revenue gross-up and offsetting increase in selling, general and administrative expenses resulting from the adoption ASC 606 to enable meaningful comparisons of our operating performance compared to fiscal year 2017.
(3) Amounts reflect an incremental provisional TCJA-related tax expense, primarily driven by refinement in the calculation of withholding taxes on our deferred tax liabilities, which drove further refinement of the company's provisional estimates that were recorded in the fourth quarter of 2017.
(4) Amounts reflect a benefit from a recovery in connection with an insurance claim received in the third quarter of 2018 that the company believes is incremental to the company's ongoing operations.

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

	Nine Months Ended September 30, 2018
	GAAP Measures (As Reported)	Adjust for Project CONNECT Costs (1)	Adjust for Effects of ASC 606 (2)	Adjust for Effects of the TCJA (3)	Adjust for Effects of Insurance Recovery (4)	Non-GAAP Measures
Net sales	$1,884,728	$—	$(22,657)	$—	$—	$1,862,071
Cost of sales	972,966	—	—	—	—	972,966
Gross profit	911,762	—	(22,657)	—	—	889,105
Selling, general and administrative expenses	724,827	(14,068)	(22,657)	—	4,317	692,419
Net licensing income	11,279	—	—	—	—	11,279
Income from operations	198,214	14,068	—	—	(4,317)	207,965
Non-operating income, net	8,120	—	—	—	—	8,120
Income before income tax	206,334	14,068	—	—	(4,317)	216,085
Income tax expense	(44,735)	(3,348)	—	2,672	1,027	(44,384)
Net income	161,599	10,720	—	2,672	(3,290)	171,701
Net income attributable to non-controlling interest	6,603	—	—	—	—	6,603
Net income attributable to Columbia Sportswear Company	$154,996	$10,720	$—	$2,672	$(3,290)	$165,098
Earnings per share attributable to Columbia Sportswear Company:
Basic	$2.22					$2.36
Diluted	$2.19					$2.34
Weighted average shares outstanding:
Basic	69,895					69,895
Diluted	70,685					70,685

(1) Amounts reflect professional fees, severance and other program expenses related to Project CONNECT that the company believes are incremental to the company's ongoing operations. The related tax effects of these charges were calculated using the respective statutory tax rates for applicable jurisdictions.
(2) On January 1, 2018, the company adopted a new revenue accounting standard, ASC 606, which changes the presentation of fees paid to third parties in conjunction with certain concession-based retail arrangements. These fees have historically been recognized in net sales, and are now classified as a component of selling, general and administrative expenses. As such, the company's non-GAAP measures exclude the resulting revenue gross-up and offsetting increase in selling, general and administrative expenses resulting from the adoption ASC 606 to enable meaningful comparisons of our operating performance compared to fiscal year 2017.
(3) Amounts reflect an incremental provisional TCJA-related tax expense, primarily driven by refinement in the calculation of withholding taxes on our deferred tax liabilities, which drove further refinement of the company's provisional estimates that were recorded in the fourth quarter of 2017.
(4) Amounts reflect a benefit from a recovery in connection with an insurance claim received in the third quarter of 2018 that the company believes is incremental to the company's ongoing operations.

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30, 2017
	GAAP Measures (As Reported)	Adjust for Project CONNECT Costs (1)	Non-GAAP Measures
Net sales	$747,367	$—	$747,367
Cost of sales	398,177	—	398,177
Gross profit	349,190	—	349,190
Selling, general and administrative expenses	230,446	(3,268)	227,178
Net licensing income	4,143	—	4,143
Income from operations	122,887	3,268	126,155
Non-operating income, net	931	—	931
Income before income tax	123,818	3,268	127,086
Income tax expense	(32,716)	(1,209)	(33,925)
Net income	91,102	2,059	93,161
Net income attributable to non-controlling interest	3,378	—	3,378
Net income attributable to Columbia Sportswear Company	$87,724	$2,059	$89,783
Earnings per share attributable to Columbia Sportswear Company:
Basic	$1.26		$1.29
Diluted	$1.25		$1.28
Weighted average shares outstanding:
Basic	69,815		69,815
Diluted	70,389		70,389

(1)Amounts reflect professional fees and other program expenses related to Project CONNECT that the company believes are incremental to our ongoing operations. The related tax effects of these charges were calculated using the respective statutory tax rates for applicable jurisdictions.

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

	Nine Months Ended September 30, 2017
	GAAP Measures (As Reported)	Adjust for Project CONNECT Costs (1)	Non-GAAP Measures
Net sales	$1,690,064	$—	$1,690,064
Cost of sales	901,545	—	901,545
Gross profit	788,519	—	788,519
Selling, general and administrative expenses	643,859	(8,613)	635,246
Net licensing income	8,947	—	8,947
Income from operations	153,607	8,613	162,220
Non-operating income, net	3,014	—	3,014
Income before income tax	156,621	8,613	165,234
Income tax expense	(37,950)	(3,125)	(41,075)
Net income	118,671	5,488	124,159
Net income attributable to non-controlling interest	6,476	—	6,476
Net income attributable to Columbia Sportswear Company	$112,195	$5,488	$117,683
Earnings per share attributable to Columbia Sportswear Company:
Basic	$1.61		$1.69
Diluted	$1.59		$1.67
Weighted average shares outstanding:
Basic	69,698		69,698
Diluted	70,390		70,390

(1)Amounts reflect professional fees and other program expenses related to Project CONNECT that the company believes are incremental to our ongoing operations. The related tax effects of these charges were calculated using the respective statutory tax rates for applicable jurisdictions.

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Updated Full Year 2018 Financial Outlook

(In thousands, except per share amounts)
(Unaudited)

Updated Full Year 2018 Financial Outlook
	GAAP Measures	Adjust for Project CONNECT Costs(1)	Adjust for Effects of ASC 606(2)	Adjust for Effect of the TCJA (3)	Adjust for Effect of Insurance Recovery (4)	Non-GAAP Measures
Net sales growth	11.0% to 11.5%	—	($40) million	—	—	9.5% to 10.0%
Gross margin expansion	up to 165 bps	—	($40) million	—	—	up to 90 bps
SG&A expense deleverage	100 bps to 110 bps	($16) million	($40) million	—	$4 million	25 bps to 35 bps
Licensing income	up to $16 million	—	—	—	—	up to $16 million
Income from operations	$308 to $312 million	$16 million	—	—	—	$319 to $324 million
Operating margin	11.2% to 11.3%	—	—	—	—	11.8% to 11.9%
Effective income tax rate	approximately 22%(3)	—	—	—	—	approximately 22%(3)
Net income	$240 to $244 million	$12 million	—	$2.7 million	($3) million	$252 to $255 million
Diluted earnings per share	$3.41 to $3.46	$0.17	—	$0.04	$(0.04)	$3.57 to $3.62

(1) Amounts reflect professional fees, severance and other program expenses related to Project CONNECT that the company believes are incremental to our ongoing operations. The related tax effects of these charges were calculated using the respective statutory tax rates for applicable jurisdictions.
(2) On January 1, 2018, the company adopted a new revenue accounting standard, ASC 606, which changes the presentation of fees paid to third parties in conjunction with certain concession-based retail arrangements. These fees have historically been recognized in net sales, and are now classified as a component of selling, general and administrative expenses. As a result, the company's non-GAAP updated full year 2018 financial outlook adjusts for the approximate $40 million revenue gross-up and offsetting $40 million increase in selling, general and administrative expenses resulting from the adoption ASC 606 to enable meaningful comparisons of our operating performance compared to fiscal year 2017.
(3) The company's updated full year 2018 financial outlook anticipates an estimated full year effective income tax rate of approximately 22 percent, which may be affected by further refinement of the company's 2017 provisional TCJA estimates as well as changes in the company's geographic mix of pre-tax income and other discrete events that may occur during the year. In the first nine months of 2018, we incurred $2.7 million in incremental provisional income tax expense related to the TCJA.
(4) Amounts reflect a benefit from a recovery in connection with an insurance claim received in the third quarter of 2018 that the company believes is incremental to the company's ongoing operations.

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Net Sales Growth - Constant-currency Basis
(In millions, except percentage changes)
(Unaudited)

	Three Months Ended September 30,
		Adjust for	Constant-			Constant-
	Reported	Foreign	currency	Reported	Reported	currency
	Net Sales	Currency	Net Sales	Net Sales	Net Sales	Net Sales
	2018	Translation	2018(1)	2017	% Change	% Change(1)
Geographical Net Sales:
United States	$496.2	$—	$496.2	$456.0	9%	9%
LAAP(2)	118.4	0.7	119.1	123.0	(4)%	(3)%
EMEA	100.3	0.7	101.0	87.5	15%	15%
Canada	80.9	2.7	83.6	80.9	—%	3%
Total	$795.8	$4.1	$799.9	$747.4	6%	7%

Brand Net Sales:
Columbia	$640.9	$3.0	$643.9	$598.3	7%	8%
SOREL	91.2	1.0	92.2	81.7	12%	13%
prAna	39.9	—	39.9	36.8	8%	8%
Mountain Hardwear	23.0	0.1	23.1	29.4	(22)%	(21)%
Other	0.8	—	0.8	1.2	(33)%	(33)%
Total	$795.8	$4.1	$799.9	$747.4	6%	7%

Product Category Net Sales:
Apparel, Accessories and Equipment	$617.6	$2.7	$620.3	$580.0	6%	7%
Footwear	178.2	1.4	179.6	167.4	6%	7%
Total	$795.8	$4.1	$799.9	$747.4	6%	7%

Channel Net Sales:
Wholesale	$544.8	$3.9	$548.7	$543.8	—%	1%
DTC	251.0	0.2	251.2	203.6	23%	23%
Total	$795.8	$4.1	$799.9	$747.4	6%	7%

(1) Constant-currency net sales information is a non-GAAP financial measure, which excludes the effect of changes in foreign currency exchange rates against the U.S. dollar between comparable reporting periods. The company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the average exchange rates that were in effect during the comparable period of the prior year.
(2) Net sales within the LAAP region decreased 4% on a reported basis and decreased 9% on a non-GAAP basis, excluding $6.9 million related to the gross-up associated with the new revenue accounting standard.

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Net Sales Growth - Constant-currency Basis
(In millions, except percentage changes)
(Unaudited)

	Nine Months Ended September 30,
		Adjust for	Constant-			Constant-
	Reported	Foreign	currency	Reported	Reported	currency
	Net Sales	Currency	Net Sales	Net Sales	Net Sales	Net Sales
	2018	Translation	2018(1)	2017	% Change	% Change(1)
Geographical Net Sales:
United States	$1,139.2	$—	$1,139.2	$1,027.4	11%	11%
LAAP(2)	350.8	(10.5)	340.3	320.8	9%	6%
EMEA	257.1	(10.8)	246.3	210.2	22%	17%
Canada	137.6	—	137.6	131.7	4%	4%
Total	$1,884.7	$(21.3)	$1,863.4	$1,690.1	12%	10%

Brand Net Sales:
Columbia	$1,564.5	$(20.2)	$1,544.3	$1,387.9	13%	11%
SOREL	133.4	(0.2)	133.2	114.9	16%	16%
prAna	120.3	—	120.3	110.5	9%	9%
Mountain Hardwear	63.4	(0.7)	62.7	73.2	(13)%	(14)%
Other	3.1	(0.2)	2.9	3.6	(14)%	(19)%
Total	$1,884.7	$(21.3)	$1,863.4	$1,690.1	12%	10%

Product Category Net Sales:
Apparel, Accessories and Equipment	$1,502.2	$(14.6)	$1,487.6	$1,349.7	11%	10%
Footwear	382.5	(6.7)	375.8	340.4	12%	10%
Total	$1,884.7	$(21.3)	$1,863.4	$1,690.1	12%	10%

Channel Net Sales:
Wholesale	$1,149.9	$(11.9)	$1,138.0	$1,084.2	6%	5%
DTC	734.8	(9.4)	725.4	605.9	21%	20%
Total	$1,884.7	$(21.3)	$1,863.4	$1,690.1	12%	10%

(1) Constant-currency net sales information is a non-GAAP financial measure, which excludes the effect of changes in foreign currency exchange rates against the U.S. dollar between comparable reporting periods. The company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the average exchange rates that were in effect during the comparable period of the prior year.
(2) Net sales within the LAAP region increased 9% on a reported basis and increased 2% on a non-GAAP basis, excluding $22.7 million related to the gross-up associated with the new revenue accounting standard.